Exhibit 99.5

23andMe Town Hall February 4, 2021

2 Copyright © 2021 23andMe, Inc. Holy Cow!

3 Copyright © 2021 23andMe, Inc. Congratulations & Thank You!

Forward-Looking Statements

This communication contains certain "forward-looking statements" including statements regarding the anticipated timing and benefits of the merger (the "Transaction") between VG Acquisition Corp. ("VG") and 23andMe, Inc. ("23andMe"). The words "anticipate", "believe", "continue", "could", "estimate", "expect", "intends", "may", "might", "plan", "possible", "potential", "predict", "project", "should", "would" and similar expressions may identify forward looking statements, but the absence of these words does not mean that a statement is not forward looking. The forward-looking statements contained herein are based on 23andMe's current expectations and beliefs concerning future developments and their potential effects, but there can be no assurance that these will be as anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of 23andMe) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These factors include, among others: the inability to complete the Transaction; the inability to recognize the anticipated benefits of the proposed Transaction, including due to the failure to receive required security holder approvals, or the failure of other closing conditions; and costs related to the proposed Transaction. Except as required by law, VG and 23andMe do not undertake any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

VG intends to file with the SEC a registration statement on Form S-4, which will include a preliminary proxy statement of VG and a prospectus. The definitive proxy statement and other relevant documents will be mailed to stockholders of VG as of a record date to be established for voting on the business combination. Shareholders of VG and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement because these documents will contain important information about VG, 23andMe and the Transaction. Shareholders will also be able to obtain copies of the registration statement and the proxy statement/prospectus, without charge, by directing a request to: VG Acquisition Corp. 65 Bleecker Street, 6th Floor, New York NY 10012. These documents, once available, and VG's annual and other reports filed with the SEC can also be obtained, without charge, at the SEC's internet site (http://www.sec.gov).

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

VG, 23andMe and their respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from VG's shareholders in connection with the Transaction. Information regarding the names and interests in the proposed transaction of VG's directors and officers is contained VG's filings with the SEC. Additional information regarding the interests of such potential participants in the solicitation process will also be included in the registration statement (and will be included in the definitive proxy statement/prospectus) and other relevant documents when they are filed with the SEC.

Copyright © 2021 23andMe, Inc.
23andMe 4

5 Copyright © 2021 23andMe, Inc. Agenda • Why We’re Going Public Anne • Partnering w/ Virgin Group Anne • SPAC vs Traditional IPO Steve • Approximate Timeline Steve • What This Means For You Fred • Communications Guidelines Kathy • Resources Katie • Q&A All Execs

6 Copyright © 2021 23andMe, Inc. Why We’re Going Public • Great opportunity to partner with a leading consumer brand that has experience in healthcare • Now at a point to leverage the size and scale of our platform to really help our customers benefit from the human genome • COVID has accelerated the digital health revolution • Therapeutics productivity has exceeded our expectations and requires more cash • Additional cash opens up significant opportunities

7 Copyright © 2021 23andMe, Inc. Virgin’s Relationship with 23andMe • Virgin likes to solve big problems and brings significant experience in healthcare with Virgin Care and Virgin Pulse • Sir Richard Branson invested in our Series A, longtime 23andMe supporter

8 Copyright © 2021 23andMe, Inc. SPAC vs Traditional IPO • Reviewed both pathways • SPAC is a Special Purpose Acquisition Company • Formed for sole purpose of combining with operating business like ours to help accelerate its growth • Faster process

9 Copyright © 2021 23andMe, Inc. Approximate Timeline Announcement Merger Close (exact date TBD) SEC Filings February March April May June July

10 Copyright © 2021 23andMe, Inc. What This Means For You

11 Copyright © 2021 23andMe, Inc. • No planned executive, team, or reporting structure changes • Mission and OKRs remain the same • Your responsibilities, projects, and initiatives remain the same; continue to execute! Your Role

12 Copyright © 2021 23andMe, Inc. • Base pay and benefits will remain the same. • Your unvested options will be converted into options in the public combined company, and your vested options will be converted into shares in the public combined company. • We will be scheduling a Lunch & Learn to discuss employee options in the near future. • Please be patient as we share more details in the coming weeks. • Note: Shares cannot be traded until the lockup period ends, which is 180 days from the close of the transaction. Following the end of the lockup all employees will be subject to insider trading blackouts / limitations. Compensation & Benefits 1 2

13 Copyright © 2021 23andMe, Inc. • Don’t count chickens before they hatch. Stay humble and grounded. • Continued execution on our OKRs and plans matters. • Comparing stories of other companies can be instructive but also unproductive as we have our own unique story. • Be aware of “financial friends” soliciting advice or services. • Do not trade VGAC stock or warrants. • We will walk together through this journey with a variety of Lunch & Learns: • Updates on process, timing, financial/tax planning and specifics including stock information. Things to Keep in Mind

14 Copyright © 2021 23andMe, Inc. • Be you and continue to live our values! • Think BIG! • We ♡ DNA. • Lead with Science. • Get to Yes or No, quickly. • Behind every data point is a human being • We’re in this together. Moving Forward & Our Culture

15 Copyright © 2021 23andMe, Inc. Communication Guidelines

16 Copyright © 2021 23andMe, Inc. • We are all becoming investors in a public company! • Public companies are governed by SEC regulations, disclosure must be made to all investors at the same time. • This means you (our employees) must be treated as investors with regards to certain communications. • For example, once our SEC filings related to this transaction are public, we will be able to discuss the specifics with investors and employees. But we cannot discuss specifics with employees in advance of those SEC filings. • That’s why the press release was issued today (which was filed with SEC) before sending a company - wide email. And why SEC information was included with Anne’s all company email. • Please be patient as we make this change together! Why Communication Will Change

17 Copyright © 2021 23andMe, Inc. • 23andMe will continue to act as an independent, private company until the transaction closes. • It is critical to avoid talking about 23andMe and its potential transaction outside of those who are aware of the potential transaction internally and externally. • If you see a speculative media story regarding 23andMe’s transaction, you should not comment on it under any circumstances. Forward any inquires to press@23andMe.com. • The following Do’s and Don’ts apply to all forms of communications, oral or written – including email, phone, chat, in - person conversations or otherwise – and the regulations apply to interactions with any outside parties, including media, clients, partners, friends and/or family. • Importantly, all principles also extend to posts, retweets and likes on social media sites and platforms such as Facebook, Instagram, LinkedIn, Twitter, Medium, SnapChat, TikTok, WhatsApp, Line, Blind, YouTube and/or others. Communication Guidelines

Communication Guidelines DO DO refer to published FAQs for responses to transaction related questions DO be mindful that the transaction has not closed and, until it does, 23andMe will continue to operate as a private and wholly independent company DO remain focused on your day to day responsibilities DO ask any general questions you may have through the proper channels: ● Spittoon ● Your Manager ● Benefits@ ● Communications@ ● Questions@ DO forward any media inquiries to press@23andMe

Communication Guidelines DO DO refer to published FAQs for responses to transaction related questions DO be mindful that the transaction has not closed and, until it does, 23andMe will continue to operate as a private and wholly independent company DO remain focused on your day to day responsibilities DO ask any general questions you may have through the proper channels: ● Spittoon ● Your Manager ● Benefits@ ● Communications@ ● Questions@ DO forward any media inquiries to press@23andMe DON’T DO NOT talk to the press or investors about the transaction DO NOT share private information about the transaction on social media or with family / friends DO NOT discuss the rationale for the transaction, approval process or listing plans unless in accordance with company approved information and agreed upon messaging DO NOT allow the transaction process to become a distraction to the important work you do everyday DO NOT speculate on potential listing and expectations for stock price performance DO NOT trade VGAC stock or warrants

20 Copyright © 2021 23andMe, Inc. • View pre - recorded management review of the investor deck: https://mediacenter.23andme.com/company/investors • For press inquiries: press@23andMe.com • For internal questions: questions@23andMe.com We will answer those questions that we can legally answer. Some may have to be delayed due to timing with public disclosures. Reminder: If you are speaking externally, please email communications@23andMe.com Resources

21 Copyright © 2021 23andMe, Inc. Wrap - Up

22 Copyright © 2021 23andMe, Inc. Q&A